Exhibit 23.1

Brightman Almagor 1 Azrieli Center Tel Aviv 67021 P.O.B. 16593, Tel Aviv 61164 Israel

Tel: +972 (3) 608 5555 Fax: +972 (3) 609 4022 info@deloitte.co.il www.deloitte.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference on Form S-3 (File No. 333-109495) and Form S-8 (File Nos. 333-34156 and 333-122242) of our report dated March 19, 2007 related to the financial statements of Go2Call.com, Inc. as of and for the year ended December 31, 2006 appearing in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Deltathree Inc, dated May 1, 2007.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
May 1, 2007